Exhibit 10.611

Chiron Corporation 4560 Horton Street Emeryville, California 94608-2916 510.655.8730

October 24, 2000

CONFIDENTIAL

Gene Walther
[Residence address]

Dear Gene:

We are pleased to confirm our offer of employment for you to join Chiron Corporation.

Chiron’s mission is to have power over disease – to use biotechnology as a tool for preventing and treating illnesses. We are counting on you to help us with this work.

Your employment offer with Chiron is as DVP, Commercial Development, Blood Testing reporting to me initially. Your starting salary will be paid at a bi-weekly rate of $6,923.08 ($180,000 annually) as an exempt employee.

In addition, you will receive a $30,000.00 hiring bonus upon initiation of your employment with Chiron. This bonus will appear in your first paycheck.

You will also be eligible for Chiron’s relocation assistance program. Cathy Gannon, who administers the program, can provide you with additional details of Chiron’s employee relocation program. Cathy’s telephone number is 203-926-2404 and her e-mail address is catherine.gannon@prudential.com

You will be eligible to participate in our stock option program. Subject to the approval of the Board of Directors, you will be awarded a stock option grant of 20,000 options to purchase Chiron common stock. The options vest fully over a four-year period, with the first 25% of the shares vesting at the one-year grant anniversary. Shares vest on a pro-rated monthly basis over the subsequent remaining three years of the vesting period. The exercise price of the option will be set at the fair market value (as defined in the Option Plan) of a share of Chiron stock on the date the option is approved. We expect the options will be approved and effective within 90 days of your employment date.

You will also be eligible to participate in Chiron’s Annual Incentive Plan (AIP). The Plan links corporate, business/functional unit and individual performance metrics to support the accomplishment of Chiron’s business goals. The Plan, as structured, has an incentive range for your position from 0% to 60% with a target of 30% of base pay. Plan participants hired between October 1 and December 30, 2000 will be eligible to participate in the 2001 plan year. The AIP award, if earned, is paid in the first quarter of 2002.

The information sheets following your offer letter contain some of the highlights of Chiron’s benefits programs. You should note that, while this offer is being made under the terms of our current benefits and compensation programs, changes do occur from time to time and any system-wide changes that occur will apply to you as well.

Some of these programs are effective immediately upon your employment, while others are dependent upon established enrollment periods. Your group medical insurance benefits generally start on the first day of the month following your date of hire. If, however, your date of hire is the first business day of the month, your coverage becomes effective on that date. Note also that, with few exceptions, Chiron extends benefits coverage to qualified family members, including opposite- and same-sex domestic partners. You will have an opportunity to learn more about your benefits and complete the enrollment paperwork at a benefits orientation held twice a month. The schedule will be provided for you at new hire orientation.

As a part of Chiron’s routine medical surveillance program, employees with certain project assignments may be advised to provide a baseline blood sample for archival storage. The Chiron Occupational Health Department will notify you if a baseline blood draw is recommended.

This offer is contingent upon your ability, as required by federal law, to establish your employment eligibility as a U.S. citizen, a U.S. lawful permanent resident, or an individual specifically authorized for employment in the U.S. by the Immigration and Naturalization Service. Please read the enclosed notice specifying the documentation required in this regard. Please bring any required documentation to new hire orientation. If you have an employment authorization document (EAD) issued by the Immigration and Naturalization Service, please contact Inverleith Fruci in Emeryville, California at (510) 923-2516.

Under California law, employment with Chiron is not for any specified term and can be terminated at any time for any reason by you or Chiron. Any contrary representations which have been made or may be made to you are superseded by this offer. When you accept the offer, the terms described in this letter and the Chiron Employee Invention and Confidential Information Agreement shall constitute the terms of your employment.

Gene, we hope the terms of this offer are satisfactory and we look forward to a favorable response. If you have any questions in the meantime, please feel free to contact me. Again, we think Chiron’s challenge - power over disease - will require all of our best efforts.

Sincerely,

CHIRON CORPORATION

/s/ Rajen Dalal
Rajen Dalal
President, Blood Testing

Enclosures

cc:      Human Resources

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Please indicate your understanding of the terms of this offer and your acceptance of this offer, along with your confirmed start date, by signing this letter and filling out the attached packet of forms. In order to expedite the processing of your employment records, please return the letter and completed forms to the Chiron Human Resources Department in the enclosed postage paid envelope as soon as possible. Please keep the copy of your offer letter.

/s/ Gene W. Walther	17 Jan’01	22 January 2001
Name	Date	Confirmed Start Date

Please note that new Employee Orientation for Emeryville-based employees is typically held every Monday and is scheduled from 9:00AM through 3:00PM. Please meet in the lobby of the Life Sciences building at 5300 Chiron Way. Enclosed is the Orientation Agenda. Parking is available in any of our parking lots.

In preparation for your arrival you will need to complete the packet of forms that is enclosed. The completion of the forms in the packet is a condition of employment and required in order for you to be paid.

If, for any reason, you are not able to attend your scheduled orientation session, or if your actual start date is on a day other than a Monday, please contact Human Resources immediately so that you are paid on a timely basis.

1.)     See attached letter from Rajen Dalal dated January 11, 2001.

2.)     See attached summary of January 14 telephone conversation.

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Chiron Corporation 4560 Horton Street Emeryville, California 94608-2916 510.655.8730

January 11, 2001

Mr. Gene W. Walther
[Residence address]

Dear Gene:

This letter will serve as an addendum to your letter of employment from Chiron Corporation dated October 24, 2000. There are three specific items you asked me to address. I sincerely apologize for the delay in doing so.

First, there is the question of Susan Josey reporting to you. I believe we covered this during the last Commercial Council meeting when we revised the organizational chart to indicate Susan’s solid line reporting relationship to you, and dotted line relationship to me. I concur that this relationship makes sense initially, and suggest we review this in the middle of the year. I will ask Joann to calendar this.

Secondly, you have impressed upon me a strong desire to report directly to the President. Please know that this desire has been heard. The reporting relationship is in line with our present structure, and it is my hope that, as you continue to define the Division’s strategy with other members of the Commercial Council, you will participate in organizational design and development issues. I know you will agree that, in an environment such as ours, there will be high-level relationship issues that will evolve over time. One such issue is when to add the position of World-wide Head of Marketing and Sales. If, and when, such a position is created and filled, we will work with you to structure your responsibilities such that a direct reporting line to the President can be maintained.

Third, I wish to address your request for participating in the NAT bonus program. For our mutual benefit and that of your relationship with other members of the team who have made direct contributions to the success of this program, my preference would be to offer you the following.  As a gesture of good faith, and in appreciation of your contributions, we would like to present you with an additional bonus in the amount of $50,000. This payment will be made to you upon signing.

Lastly, Gene, we are eager to have you physically located in the Bay Area so you can participate fully as an executive member of the blood testing management, assuming all aspects of leadership required in this role. This offer assumes that you will make the transition from Seattle to the Bay Area in 2001.

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Gene, if you have any questions regarding the content of this letter, please give me a call. I look forward to our continued mutual success.

Best Regards,

/s/ Rajen Dalal
Rajen Dalal
President, Blood Testing Division

RD:jw

cc:       Inverleith Fruci

* See attached summary of January 14 telephone call.

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Interoffice Memo

Date:	January 17, 2001

To:	Rajen Dalal

Cc:

From:	Gene Walther

RE:	Offer Letter - Transition/Operational Plan

As we discussed on Sunday morning, I had one concern regarding your letter dated January 11th. This issue was in regard to the timing of my transition from Seattle to Emeryville. We have agreed that my transition will occur in the later half of 2002 rather than in 2001 as stipulated in your letter.

We also discussed the need for my presence in Emeryville to provide leadership to the team and an operational plan in this regard. I have suggested that we obtain a two-bedroom corporate apartment to be shared by the field-based (male) personnel when in Emeryville. I have spoken with Chyang and he has agreed this would be agreeable with him as well. Additionally, I will work with the Travel department to schedule flights well into the future (and perhaps throughout the entire year) in order to maximize the cost savings and obtain the lowest fares possible. (While the actual dates are subject to change, due to my flight program status, these changes should not require additional charges.) We agreed that while I would not be held to a specific amount of time in Emeryville, I will agree to balance my time in Emeryville with my personal commitments as best I can.

I believe this addresses the final issue with regard to my hire.

/s/ Gene W. Walther
Gene W. Walther